Exhibit 10.15
Neutron Holdings, Inc.
October 4th, 2023
Uber Technologies, Inc.
1515 3rd Street
San Francisco, CA 94158
Re:    Letter Agreement
Ladies and Gentlemen:
Reference is made herein to that certain License and Integration Agreement, dated as of August 10, 2018, by and among Uber Technologies, Inc., a Delaware corporation (“UTI”), Neutron Holdings, Inc., DBA “Lime”, a Delaware corporation (the “Company”), and the other parties thereto (as amended to date and as may be further amended and/or restated, the “License and Integration Agreement”). In connection with the execution of Amendment 10 to the License and Integration Agreement, dated as of the date hereof, UTI and the Company hereby agree to the terms and obligations of this letter agreement (this “Letter Agreement”). Reference is made herein to that certain Investors’ Rights Agreement, dated as of May 7, 2020, by and among the Company, UTI and the other parties thereto (as may be amended and/or restated from time to time, the “Rights Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Rights Agreement.
1.    Additional “Market Stand-off” Agreement. Following the expiration of the restrictions contained in Section 2.11 of the Rights Agreement with respect to the IPO (the “Rights Agreement Lockup Period”), the following additional restrictions shall apply to UTI.
(a)    Certain Definitions. For the purposes of this Letter Agreement:
i.“IPO Date” means the date of the final prospectus relating to the IPO.
ii.“Lockup Securities” means any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held by UTI immediately before the IPO Date.
iii.“Restricted Activities” means the following transactions: (i) lending; offering; pledging; selling; contracting to sell; selling any option or contract to purchase; purchasing any option or contract to sell; granting any option, right, or warrant to purchase; or otherwise transferring or disposing of, directly or indirectly, any Lockup Securities or (ii) entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Lockup Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.

(b)    Lock-up Periods. UTI hereby agrees that it will not, without the prior written consent of the Company:
(x)during the period commencing on the expiration of the Rights Agreement Lockup Period and ending on the date that is one (1) year following the IPO Date (the “First Lockup Date”), conduct any Restricted Activities;
(y)during the period commencing on the day after the First Lockup Date and ending on the date that is eighteen (18) months following the IPO Date (the “Second Lockup Date”), conduct any Restricted Activities other than Restricted Activities with respect to up to twenty-five percent (25%) of the Lockup Securities, in the aggregate; and
(z)during the period commencing on the day after the Second Lockup Date and ending on the date that is two (2) years following the IPO Date, conduct any Restricted Activities other than Restricted Activities with respect to up to fifty percent (50%) of the Lockup Securities, in the aggregate.
(c)    Exceptions to Lock-up. For clarity, nothing in this Letter Agreement shall restrict UTI’s ability to conduct Restricted Activities after the date that is two (2) years following the IPO Date. Further, the provisions of Section 1(b) shall not apply to (i) the sale of any shares to an underwriter pursuant to an underwriting agreement, (ii) the transfer of Lockup Securities by UTI to an Affiliate of UTI, provided that such transferee agrees to be bound by substantially similar restrictions to those contained in this Letter Agreement, or (iii) the transfer of Lockup Securities in connection with a bona fide third-party tender offer, merger, consolidation or other similar transaction, that is approved by the Board of Directors, made to all holders of Common Stock involving a Change of Control (as defined below), provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Lockup Securities owned by UTI shall remain subject to the restrictions contained in this Letter Agreement. For the purposes of this Section 1(c), “Change of Control” means the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than any underwriters in a public offering), of shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock if, after such transfer, the stockholders of the Company immediately prior to such transfer do not own at least fifty percent (50%) of the outstanding voting securities of the Company (or the surviving entity).
2.    Miscellaneous.
(a)    Termination. This Letter Agreement shall terminate and be of no further force or effect upon the earliest to occur of: (i) the date that is two (2) years following the IPO Date, (ii) the termination of the License and Integration Agreement or (iii) immediately prior to the closing of a Deemed Liquidation Event (as defined in the Company’s Ninth Amended and Restated Certificate of Incorporation (as may be amended and/or restated from time to time)).
(b)    Amendments and Waivers. This Letter Agreement may not be amended or modified, or any provision hereof waived, without the written consent of the Company and UTI.
(c)    Entire Agreement. This Letter Agreement, together with the Rights Agreement, constitutes the full and entire understanding and agreement between the Company and UTI with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.
(d)    Other Provisions. The following provisions of the Rights Agreement are hereby incorporated in their entirety into this Letter Agreement as if such provisions were part of this Letter Agreement: Section 6.2 (Governing Law), Section 6.3 (Counterparts), Section 6.4 (Titles and Subtitles), Section 6.5 (Notices), Section 6.7 (Severability) and Section 6.11 (Dispute Resolution).
[Signature page follows]

The undersigned hereby execute and deliver this Letter Agreement as of the date first set forth above.

VERY TRULY YOURS,

UBER TECHNOLOGIES, INC.

By:	/s/ Susan Anderson
Name:	Susan Anderson
Title:	VP, Global Business Development Uber

ACKNOWLEDGED AND AGREED:

NEUTRON HOLDINGS, INC.

By:	/s/ Sarah Binder
Name:	Sarah Binder
Title:	General Counsel
SIGNATURE PAGE TO LETTER AGREEMENT